Exhibit 10.34

AMENDMENT NO. 1

TO

COMMON STOCK PURCHASE AGREEMENT

This Amendment No. 1 to Common Stock Purchase Agreement (“Amendment”) is entered into as of January 24, 2007, by and between Kingsbridge Capital Limited, an entity organized and existing under the laws of the British Virgin Islands, whose registered address is Palm Grove House, 2nd Floor, Road Town, Tortola, British Virgin Islands (the “Investor”), and Kosan Biosciences Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Company”).

WHEREAS, the Investor and the Company are parties to that certain Common Stock Purchase Agreement dated as of July 19, 2006 (the “Agreement”), and the parties now wish to amend the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties agree as follows:

1.	Section 3.05 of the Agreement shall be replaced in its entirety with the following:

“Settlement. Subject to Section 3.06(b), the number of Shares purchased by the Investor in any Draw Down shall be determined and settled no later than the second Trading Day after the last Trading Day of the related Draw Down Pricing Period. Each date on which settlement of the purchase and sale of Shares occurs hereunder being referred to as a “Settlement Date.” The Investor shall provide the Company with delivery instructions for the Shares to be issued at each Settlement Date at least two Trading Days in advance of such Settlement Date. The number of Shares actually issued shall be rounded to the nearest whole number of Shares.”

2.	Section 5.06(b) shall be replaced in its entirety with the following:

“(b) The Investor covenants that during the Commitment Period, neither the Investor nor any of its affiliates nor any entity managed or controlled by the Investor will ever (i) enter into or execute or cause any Person to enter into or execute any “short sale” (as such term is defined in Rule 200 of Regulation SHO promulgated by the Commission under the Exchange Act) of any shares of Common Stock, (ii) sell, during the term of a Draw Down Pricing Period, Common Stock other than Common Stock purchased pursuant to the Draw Down pertaining to such Draw Down Pricing Period as permitted below or (iii) engage, through related parties or otherwise, in any derivative transaction directly related to shares of Common Stock (including, without limitation, the purchase of any option or contract to sell). Notwithstanding clause (ii) above, but subject to clauses (i) and (iii) above, the Investor shall have the right during any Draw Down Pricing Period to sell shares of Common Stock equal in number to the aggregate number of the Shares purchased pursuant to the Draw Down pertaining to such Draw Down Pricing Period.”

3.	The Agreement remains in full force and effect except as explicitly amended herein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officer as of the date first written above.

KINGSBRIDGE CAPITAL LIMITED

By:	/s/ Adam Gurney
Adam Gurney
Director

KOSAN BIOSCIENCES INCORPORATED

By:	/s/ Gary Titus
Gary Titus,
Senior Vice President and Chief Financial Officer